EXHIBIT 99.1

Central Jersey Bancorp Reports Second Quarter 2008 Net Income
--------------------------------------------------------------------------------

LONG BRANCH, NEW JERSEY, July 23, 2008 (NASDAQ Global Market: CJBK):

Central Jersey Bancorp, the parent company of Central Jersey Bank, N.A., reported net income of $1.3 million for the six months ended June 30, 2008, as compared to a net loss of $527,000 for the same period in 2007. Basic and diluted earnings per share for the six months ended June 30, 2008 were both $0.14, as compared to basic and diluted loss per share of ($0.06) for the same period in 2007. The net loss reported for the six months ended June 30, 2007 was due to the balance sheet restructuring initiative announced on April 30, 2007, which resulted in a one-time pre-tax charge of approximately $1.96 million and was reflected in Central Jersey Bancorp's first quarter 2007 unaudited consolidated financial statements.

For the three months ended June 30, 2008, Central Jersey Bancorp reported net income of $711,000, as compared to $735,000 for the same period in 2007. Basic and diluted earnings per share were $0.08 and $0.07, respectively, for the three months ended June 30, 2008, as compared to basic and diluted earnings per share of $0.08 for the same period in 2007. Per share earnings and book value amounts have been adjusted in all periods to reflect the 5% stock dividends paid on July 1, 2008 and July 2, 2007.

James S. Vaccaro, Chairman, President and CEO, commented, "We are pleased with our operating results, particularly considering the difficult economic environment and the liquidity and credit challenges currently facing the banking industry. As a community bank, we strive to achieve a balance in our credit culture that is accommodating to the communities we serve while maintaining appropriate conservative underwriting standards. Central Jersey Bank, N.A.'s loan portfolio remains strong, continues to perform well and has grown by $14.3 million, or 4.6%, during the first six months of 2008. In addition, through prudent, but active balance sheet management, Central Jersey Bank, N.A. has benefited from recent net interest margin expansion. On a linked quarter basis, net interest margin increased by 26 basis points, from a first quarter 2008 margin of 3.53% to a second quarter 2008 margin of 3.79%. Core operating results are quite solid and we believe our current balance sheet structure will allow our organization to remain profitable in the anticipated continued difficult operating environment."

Results of Operations

Net interest income was $4.5 million and $8.6 million, respectively, for the three and six months ended June 30, 2008, as compared to $4.1 million and $8.2 million, respectively, for the same periods in 2007. Net interest income, for the three months ended June 30, 2008, was comprised primarily of $5.1 million in interest and fees on loans, $1.9 million in interest on investment securities, and $79,000 in other interest income, less interest expense on deposits of $2.2 million, interest expense on borrowed funds of $311,000, and interest expense on subordinated debentures of $66,000. Net interest income, for the six months ended June 30, 2008, was comprised primarily of $10.4 million in interest and fees on loans, $3.6 million in interest on investment securities, and $271,000 in other interest income, less interest expense on deposits of $4.9 million, interest

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expense on borrowed funds of $560,000, and interest expense on subordinated debentures of $173,000.

The average yield on interest-earning assets was 5.87% and 5.98%, respectively, for the three and six months ended June 30, 2008, as compared to 6.43% and 6.42%, respectively, for the same periods in 2007. The average cost of deposits and interest-bearing liabilities was 2.25% and 2.51%, respectively, for the three and six months ended June 30, 2008, as compared to an average cost of 3.17% and 3.13%, respectively, for the same periods in 2007. The decrease in both the average yield on interest-earning assets and the average cost of deposits and interest-bearing liabilities for the three and six months ended June 30, 2008 was primarily due to the over 300 basis point reduction in the general level of short term interest rates and the 325 basis point reduction in the Prime Rate of interest which occurred between September 2007 and April 2008. The net interest margin for the three and six months ended June 30, 2008 was 3.79% and 3.66%, respectively, as compared to 3.48% and 3.51%, respectively, for the same periods in 2007. The net interest margin expansion was the result of the 2007 balance sheet restructuring initiative, incremental loan growth and lower cost deposits. The retail and commercial banking markets remain very competitive for deposit and loan pricing.

For the three and six months ended June 30, 2008, the provision for loan losses was $81,000 and $146,000, respectively, as compared to $40,000 and $165,000, respectively, for the same periods in 2007. The provision for loan losses recorded for each period was representative of the loan growth that occurred during the period and the risk profile of the loan portfolio.

Non-interest income (loss), which consists of service charges on deposit accounts, fees from the gain on the sale of loans held-for-sale, fees from the gain on the sale of investment securities available-for-sale, income from bank owned life insurance and the impairment on available-for-sale investment securities, was $539,000 and $1.2 million, respectively, for the three and six months ended June 30, 2008, as compared to $509,000 and ($1.1 million), respectively, for the same periods in 2007. The significant increase in gains on the sale of loans held-for-sale was due to fees realized from the sale and servicing of SBA loans. The origination of SBA loans, which are generally sold with servicing retained, commenced in the fourth quarter of 2007, with the initial SBA loan sales occurring during the first quarter of 2008. The loss recorded in non-interest income for the six months ended June 30, 2007 was directly related to the one-time balance sheet restructuring charge of $1.96 million, pre-tax.

Non-interest expense was $3.9 million and $7.7 million, respectively, for the three and six months ended June 30, 2008, as compared to $3.4 million and $7.1 million, respectively, for the same periods in 2007. Non-interest expense generally includes costs associated with employee salaries and benefits, occupancy expenses, data processing fees, core deposit intangible amortization, and other operating expenses.

Financial Condition

Central Jersey Bancorp's assets, at June 30, 2008, totaled $533.7 million, an increase of $30.2 million, or 6.0%, over the December 31, 2007 total of $503.5 million. The total assets figure for both periods includes $27.0 million in goodwill.

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Cash and cash equivalents were $12.7 million at June 30, 2008, a decrease of
$2.2 million, or 14.8%, from the December 31, 2007 total of $14.9 million. The decrease was due primarily to the timing of cash flows related to the bank subsidiary's business activities.

Investment securities totaled $140.7 million at June 30, 2008, an increase of $8.4 million, or 6.4%, over the December 31, 2007 total of $132.3 million. The increase was attributable to the purchase of $44.6 million of mortgage-backed securities, less principal pay downs and maturities, as described below, and $600,000 of bond anticipation notes during the period. For the six months ended June 30, 2008, principal pay downs of mortgage-backed securities have totaled $16.9 million, $6.4 million of government-sponsored agency securities and $2.9 million in bond anticipation notes matured, and $8.4 million in mortgage-backed securities were sold. In addition, at June 30, 2008, the unrealized loss on available-for-sale securities totaled $2.2 million.

There were no loans held-for-sale at June 30, 2008, as compared to $658,000 at December 31, 2007. The decrease in loans held-for-sale was due primarily to timing of loan closings and sales.

Loans, net of the allowance for loan losses, totaled $326.1 million at June 30, 2008, an increase of $14.3 million, or 4.6%, over the $311.8 million balance at December 31, 2007. The increase in loans was due primarily to the origination of commercial real estate loans, consumer home equity loans and lines of credit during the period.

Deposits, at June 30, 2008, totaled $406.2 million, an increase of $2.9 million, or 0.72%, over the December 31, 2007 total of $403.3 million. The modest increase in deposit balances was reflective of the competitive deposit pricing environment and general economic slowdown.

Other borrowings were $53.1 million at June 30, 2008, as compared to $24.6 million at December 31, 2007, an increase of $28.5 million, or 115.9%. The increase was due to growth in the bank subsidiary's sweep account product for business customers and $21.2 million in Federal Home Loan Bank advances. The Federal Home Loan Bank advances were used to fund loan growth and the purchase of mortgage-backed securities during the period.

At June 30, 2008, book value per share and tangible book value per share were $7.46 and $4.32, respectively, as compared to $7.88 and $4.57, respectively, at December 31, 2007.

Asset Quality

The allowance for loan losses, which began the year at $3.41 million, or 1.08% of total loans, increased to $3.56 million at June 30, 2008, or 1.09% of total loans. Non-performing loans totaled $2.1 million at June 30, 2008, as compared to $214,000 at December 31, 2007. The increase in non-performing loans was due primarily to one commercial loan totaling $1.8 million, which was place on non-accrual status in May 2008. There were no loan charge-offs during the three and six months ended June 30, 2008 and 2007.

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About the Company

Central Jersey Bancorp is the holding company and sole shareholder of Central Jersey Bank, N.A. Central Jersey Bank, N.A. provides a full range of banking services to both individual and business customers through thirteen branch facilities located in Monmouth and Ocean Counties, New Jersey. Central Jersey Bancorp is traded on the NASDAQ Global Market under the trading symbol "CJBK." Central Jersey Bank, N.A. can be accessed through the internet at CJBNA.com.

Forward Looking Statements

Statements about the future expectations of Central Jersey Bancorp and its subsidiary, Central Jersey Bank, N.A., including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Since these statements involve risks and uncertainties and are subject to change at any time, the companies' actual results could differ materially from expected results. Among these risks, trends and uncertainties are the effect of governmental regulation on Central Jersey Bank, N.A., interest rate fluctuations, regional economic and other conditions, the availability of working capital, the cost of personnel and technology, and the competitive market in which Central Jersey Bank, N.A. operates.


Contacts

James S. Vaccaro, President and CEO, 732-571-1300
Robert S. Vuono, Sr. EVP & COO, 732-292-1600
Anthony Giordano, III, EVP and CFO, 732-923-1115


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                                          CENTRAL JERSEY BANCORP
                              CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                (unaudited)
                               (dollars in thousands, except share amounts)

                                                                             June 30,        December 31,
ASSETS                                                                         2008              2007
------                                                                    --------------    --------------
Cash and due from banks                                                   $       11,300    $       11,198
Federal funds sold                                                                 1,378             3,679
                                                                          --------------    --------------
     Cash and cash equivalents                                                    12,678            14,877

Investment securities available-for-sale, at fair value                          127,305           114,824
Investment securities held-to-maturity (fair value of $13,136 and
$17,379, respectively, at June 30, 2008 and December 31, 2007)                    13,356            17,430
Federal Reserve Bank stock                                                         1,960             1,960
Federal Home Loan Bank stock                                                       1,704               550
Loans held-for-sale                                                                   --               658

Loans                                                                            329,658           315,173
     Less: Allowance for loan losses                                               3,560             3,408
                                                                          --------------    --------------
          Loans, net                                                             326,098           311,765

Accrued interest receivable                                                        1,932             2,218
Premises and equipment                                                             5,691             4,626
Bank owned life insurance                                                          3,624             3,565
Goodwill                                                                          26,957            26,957
Core deposit intangible                                                            1,685             1,926
Due from broker                                                                    8,472                --
Other assets                                                                       2,273             2,150
                                                                          --------------    --------------
          Total assets                                                    $      533,735    $      503,506
                                                                          ==============    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Deposits:
     Non-interest bearing                                                 $       81,705    $       73,955
     Interest bearing                                                            324,458           329,335
                                                                          --------------    --------------
                                                                                 406,163           403,290

Borrowings                                                                        53,096            24,564
Subordinated debentures                                                            5,155             5,155
Accrued expenses and other liabilities                                             1,358             1,611
                                                                          --------------    --------------
          Total liabilities                                                      465,772           434,620
                                                                          --------------    --------------

Shareholders' equity:
     Common stock, par value $0.01 per share. Authorized
     100,000,000 shares and issued and outstanding
     9,109,848 and 9,183,290 shares, respectively, at June 30, 2008 and
     December 31, 2007                                                                91                91
Additional paid-in capital                                                        60,954            60,787
Accumulated other comprehensive (loss) income, net of tax expense                   (544)              848
Treasury stock                                                                      (762)               --
Retained earnings                                                                  8,224             7,160
                                                                          --------------    --------------
          Total shareholders' equity                                              67,963            68,886
                                                                          --------------    --------------
          Total liabilities and shareholders' equity                      $      533,735    $      503,506
                                                                          ==============    ==============
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                                                CENTRAL JERSEY BANCORP
                                           CONSOLIDATED STATEMENTS OF INCOME
                                                      (unaudited)
                                   (dollars in thousands, except per share amounts)

                                                                   Three months ended            Six months ended
                                                                        June 30,                     June 30,
                                                                   2008          2007           2008          2007
                                                                -----------   -----------   -----------   -----------
Interest and dividend income:
     Interest and fees on loans                                 $     5,087   $     5,804   $    10,425   $    11,590
     Interest on securities available for sale                        1,704         1,080         3,273         2,120
     Interest on securities held to maturity                            153           226           306           462
     Interest on federal funds sold and due from banks                   79           619           271           954
                                                                -----------   -----------   -----------   -----------
          Total interest and dividend income                          7,023         7,729        14,275        15,126

Interest expense:
     Interest expense on deposits                                     2,167         3,293         4,903         6,397
     Interest expense on other borrowings                               311           184           560           343
     Interest expense on subordinated debentures                         66           110           173           218
                                                                -----------   -----------   -----------   -----------
          Total interest expense                                      2,544         3,587         5,636         6,958

                                                                -----------   -----------   -----------   -----------
          Net interest income                                         4,479         4,142         8,639         8,168
                                                                -----------   -----------   -----------   -----------

Provision for loan losses:                                               81            40           146           165
                                                                -----------   -----------   -----------   -----------
          Net interest income after provision for loan losses         4,398         4,102         8,493         8,003
                                                                -----------   -----------   -----------   -----------

Other income:
     Service charges on deposit accounts                                381           367           763           720
     Gain on sale of loans held-for-sale                                 66            26           267            33
     Gain on sale of securities available-for-sale                       63            87            63            87
     Income on bank owned life insurance                                 29            29            59            58
     Impairment on available-for-sale securities                         --            --            --        (1,957)
                                                                -----------   -----------   -----------   -----------
          Total other income (loss)                                     539           509         1,152        (1,059)
                                                                -----------   -----------   -----------   -----------

Operating expenses:
     Salaries and employee benefits                                   1,900         1,676         3,866         3,494
     Net occupancy expenses                                             512           459         1,009           932
     Data processing fees                                               212           215           436           444
     Core deposit intangible amortization                               121           138           241           276
     Other operating expenses                                         1,131           957         2,148         1,949
                                                                -----------   -----------   -----------   -----------
          Total other expenses                                        3,876         3,445         7,700         7,095
                                                                -----------   -----------   -----------   -----------

Income (loss) before provision for income taxes                       1,061         1,166         1,945          (151)

Income taxes                                                            350           431           653           376
                                                                -----------   -----------   -----------   -----------

     Net income (loss)                                          $       711   $       735   $     1,292   $      (527)
                                                                ===========   ===========   ===========   ===========

Basic earnings (loss)  per share                                $      0.08   $      0.08   $      0.14   $     (0.06)
                                                                ===========   ===========   ===========   ===========
Diluted earnings (loss) per share                               $      0.07   $      0.08   $      0.14   $     (0.06)
                                                                ===========   ===========   ===========   ===========
Average basic shares outstanding                                  9,116,813     9,119,695     9,141,078     9,110,721
                                                                ===========   ===========   ===========   ===========
Average diluted shares outstanding                                9,549,876     9,613,088     9,554,763     9,110,721
                                                                ===========   ===========   ===========   ===========
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   Performance Ratios (unaudited)            Three Months Ended                 Six Months Ended
      (dollars in thousands)                      June 30,                          June 30,
              Ratio                         2008             2007             2008             2007
-----------------------------------     ------------     ------------     ------------     ------------
Return on average assets                        0.54%            0.57%            0.50%           (0.21)%
Return on average tangible assets               0.58%            0.60%            0.53%           (0.22)%
Return on average equity                        4.12%            4.48%            3.75%           (1.62)%
Return on average tangible equity               7.01%            8.06%            6.39%           (2.91)%
Efficiency ratio                               77.24%           74.06%           78.64%           99.82%
Efficiency ratio (less core deposit
intangible amortization expense)               74.83%           71.10%           76.18%           95.93%
Operating expense ratio                         2.97%            2.65%            2.96%            2.77%
Net interest margin                             3.79%            3.48%            3.66%            3.51%

             Ratio Calculations
Efficiency ratio:
     Net interest income                $      4,479     $      4,142     $      8,639     $      8,168
     Non-interest income (loss)                  539              509            1,152           (1,059)
          Total revenue                        5,018            4,650            9,791            7,109
     Non-interest expense               $      3,876     $      3,445     $      7,700     $      7,095
Ratio                                          77.24%           74.06%           78.64%           99.82%

Efficiency ratio (less core deposit
intangible amortization expense):
     Net interest income                $      4,479     $      4,142     $      8,639     $      8,168
     Non-interest income (loss)                  539              509            1,152           (1,059)
          Total revenue                        5,018            4,650            9,791            7,109
     Non-interest expense                      3,876            3,445            7,700            7,095
     Less:  Core deposit amortization
     expense                                    (121)            (138)            (241)            (276)
     Non-interest expense (less core
     deposit intangible amortization
     expense)                           $      3,755     $      3,306     $      7,459     $      6,820
Ratio                                          74.83%           71.10%           76.18%           95.93%

Operating expense ratio:
     Average assets                     $    525,230     $    521,595     $    523,042     $    515,928
     Non-interest expense               $      3,876     $      3,445     $      7,700     $      7,095
Ratio                                           2.97%            2.65%            2.96%            2.77%

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